Exhibit 10.1

ACKNOWLEDGMENT

THIS ACKNOWLEDGEMENT (this “Acknowledgement”) is made as of the 12th day of January, 2012 (“Effective Date”) by and among Imperial Settlements Financing 2010, LLC (“ISF”), Washington Square Financial, LLC (“WSF”), PFSC Financial Servicing Company (“PFSC”), Wilmington Trust Company, solely in its capacity as trustee and collateral trustee under the Master Trust Indenture (as defined below) (the “Trustee”) and PPF Holdings II Ltd. (the “Series 2010-1 Noteholder”). Capitalized terms used and not otherwise defined herein shall have the meanings specified in the Operative Documents (as defined below).

WHEREAS, ISF is the issuer of the 8.39% Fixed Rate Asset Backed Variable Funding Notes, Series 2010-1, issued under that certain Master Trust Indenture, dated as of September 24, 2010 (the “Master Trust Indenture”), by and among ISF, PFSC, as Initial Master Servicer, and the Trustee as supplemented by that certain Series 2010-1 Supplement, dated as of September 24, 2010 (together with the Master Trust Indenture, the “Indenture”), by and among the ISF, PFSC and the Trustee;

WHEREAS, WSF, as Seller, and ISF, as Purchaser, are parties to that certain Purchase and Contribution Agreement dated September 24, 2010 (the “PCA” and, together with the Indenture, the “Operative Documents”);

WHEREAS, certain of ISF’s rights to give or withhold consents, requests, notices, directions, approvals, demands, extensions or waivers under or with respect to the PCA have been assigned to the Trustee for the benefit of the Series 2010-1 Noteholder; and

WHEREAS, the ownership of the Applicable Lock-Box Accounts under the Indenture and the PCA will be or have been transferred to an affiliate of the Series 2010-1 Noteholder (the “Ownership Transfer”);

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree and acknowledge as follows:

1. Acknowledgement. By its execution of this Acknowledgement, each party hereto acknowledges and consents to the Ownership Transfer and waives any Event of Default that could arise from or be attributed to the Ownership Transfer.

2. Continuing Effect of the Operative Documents. Except as expressly modified hereby, the provisions of the Operative Documents are and shall remain in full force and effect and this Acknowledgment shall be not constitute a waiver of any Event of Default or a modification or amendment of any terms and conditions of the Operative Documents other than as expressly set forth herein.

3. Additional Consideration. In connection with the Ownership Transfer, the Series 2010-1 Noteholder’s affiliate has agreed to perform certain actions and assume certain obligations in favor of the Lock-Box Bank and for the benefit of WSF and ISF with respect to the Lock-Box Accounts. As consideration therefor, WSF agrees to pay the Series 2010-1 Noteholder (x) $258,000, which shall be earned and payable upon the first Advance Date following the execution of this Acknowledgement and (y) unless an Additional Consideration Termination Event (as defined below) has occurred, $258,000, which shall be earned and payable at such time when the Aggregate Principal Balance of the Series 2010-1 Notes reaches $50.0 million. WSF, ISF, the Trustee, PFSC and the Series 2010-1 Noteholder each agree that payment of these amounts will be netted and offset against advances made by the Series 2010-1 Noteholder under the Indenture and purchases by ISF under the PCA, notwithstanding anything in the

Operative Documents to the contrary. Notwithstanding any netting and offsetting pursuant to this Section 3, (a) the Series 2010-1 Noteholder, shall be treated as receiving the full consideration due under this Acknowledgement, (b) WSF shall be treated as receiving the full consideration due under the PCA with respect to sale of the Eligible Receivables to ISF, and (c) ISF shall be treated as receiving the full advances due under the Indenture in respect of the Eligible Receivables that are subject to the Advances referred to above. For purposes of this Section 3, an “Additional Consideration Termination Event” shall be deemed to have occurred if and when the Series 2010-1 Noteholder receives satisfactory evidence that Imperial Holdings, Inc. (“Holdings”) is no longer subject to the government investigation by the United States Attorney’s Office for the District of New Hampshire first disclosed in the Form 8-K filing made by Holdings with the U.S. Securities and Exchange Commission on September 28, 2011 (the “Investigation”); provided, that, Holdings shall be deemed to be no longer subject to Investigation if (i) the Department of Justice issues a letter to Holdings indicating that it is declining to prosecute Holdings, (ii) Holdings enters into a deferred prosecution or non-prosecution agreement with the Department of Justice or (iii) Holdings receives other communications from the Department of Justice or other circumstances exist that would lead a reasonable person to conclude that the investigation has been resolved as to Holdings on a basis that will permit Holdings to continue as a going concern and will not materially impact Holdings’ structured settlement subsidiaries or divisions.

4. Other Agreements. Each of the parties hereto represents and warrants that (a) there are no pending agreements, transactions, or negotiations to which it is a party that would render this Acknowledgment or any part thereof void, voidable, or unenforceable and (b) it has entered into this Acknowledgment based upon its own respective independent assessment of its rights and obligations under the Operative Documents after consultation with those of its representatives and/or advisors as it deems appropriate, and not based upon any representations or advice, whether accounting, tax or legal related or otherwise, made by any other party to this Acknowledgment or such other party’s representatives or advisors.

5. Governing Law. This Acknowledgment and any controversy arising out of or relating to this Acknowledgment shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflict of laws principles that would result in the application of any law other than the law of the State of New York.

6. Counterparts; Facsimile Signatures. This Acknowledgment may be executed in any number of counterparts (including by facsimile signature), each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

[Signature Pages Follow – Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Acknowledgment on the date first written above.

WILMINGTON TRUST COMPANY
solely in its capacity as Trustee and not in its individual capacity

By:	/s/ Erwin M. Soriano
Name:	Erwin M. Soriano
Title:	Assistant Vice President

IMPERIAL SETTLEMENTS FINANCING 2010, LLC
By:	WASHINGTON SQUARE FINANCIAL, LLC, its sole member
By:	IMPERIAL HOLDINGS, INC., its sole member

By:	/s/ Richard S. O’Connell, Jr.
Name:	Richard S. O’Connell, Jr.
Title:	Chief Financial Officer

PPF HOLDINGS II LTD.
By:	PARTNERRE PRINCIPAL FINANCE, INC., its advisor

By:	/s/ Amanda B. Samai
Name:	Amanda B. Samai
Title:	Managing Director

WASHINGTON SQUARE FINANCIAL, LLC
By:	IMPERIAL HOLDINGS, INC., its sole member

By:	/s/ Richard S. O’Connell, Jr.
Name:	Richard S. O’Connell, Jr.
Title:	Chief Financial Officer

PORTFOLIO FINANCIAL SERVICING COMPANY

By:	/s/ John Enyart
Name:	John Enyart
Title:	President